                                                                    EXHIBIT 2.1
                         Attest:
                            A True Copy
                             Certified this 5-28-03

                             U.S. Bankruptcy Court


UNITED STATES BANKRUPTCY
     COURT SEAL


                           By /s/ G. Hall
                              --------------------
                       THE UNITED STATES BANKRUPTCY COURT
                      FOR THE MIDDLE DISTRICT OF TENNESSEE
                               NASHVILLE DIVISION



IN RE:                                 )
                                       )
AMERICAN HOMEPATIENT, INC.,            )   CASE NO. 02-08915
  et. al.                              )   JOINTLY ADMINISTERED
                                       )   CHAPTER 11
         DEBTORS                       )
                                       )
                                       )

          ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION

     Commencing on April 23, 2003, and continuing through April 29, 2003, the

Court held a hearing to consider confirmation of the Second Amended Joint Plan of Reorganization Proposed by the Debtors and the Official Unsecured Creditors

Committee (the "Joint Plan") filed on January 2, 2003 by the Debtors and the

Official Committee of Unsecured Creditors. Capitalized terms used in this Order and not defined herein shall have their respective meanings as set forth in the

Joint Plan, or if not defined in the Joint Plan, as defined in the Bankruptcy

Code. Based upon the pleadings, the history of these cases, the exhibits, the testimony of the witnesses presented at the hearing, and the Court's findings of fact and conclusions of law pursuant to Fed. R. Bankr. P. 7052, as detailed in a written Memorandum entered on May 15, 2003 (the "Memorandum"), which findings and conclusions are incorporated herein by reference as if fully set forth in this Order, it is hereby

     ORDERED that the Joint Plan is hereby confirmed in all respects pursuant to

Section 1129 of the Bankruptcy Code as set forth in the Memorandum; and it is further

     ORDERED that, for the reasons set forth in detail in the Memorandum, each and every objection to confirmation of the Joint Plan filed by the Lenders is hereby overruled; and it is further


ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION - Page 1

         ORDERED that the Debtors are substantively consolidated as and to the extent set forth in the Joint Plan pursuant to Federal Rule of Bankruptcy Procedure 1015 and Section 105 of the Bankruptcy Code; and it is further

         ORDERED that the Secured Claim Interest Rate shall be the six year Treasury Bill rate as of the Confirmation Hearing which is 3.285% plus 350 basis points for a fixed interest rate of 6.785%; and it is further

         ORDERED that the Unsecured Claim Interest Rate shall be a fixed rate of interest calculated as the six month LIBOR rate as of the Effective Date plus 7.25%, which rate as of the Confirmation Hearing is 1.32% plus 7.25% for a fixed interest rate of 8.57%; and it is further

         ORDERED that the provisions of the Joint Plan shall: (i) bind all Claimants and Interest holders, whether or not they accepted the Joint Plan, and (ii) discharge, to the fullest extent permitted by Section 1141 of the Bankruptcy Code, the Debtors, jointly and severally, from all Claims, debts and liabilities that arose before the Petition Date, and from any Claims, debts and liabilities, including, without limitation, any Claims, debts and liabilities of a kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, that arose, or have been asserted, against the Debtors, jointly or severally, at any time before the entry of the Confirmation Order or that arises from any pre-Confirmation conduct of the Debtors, jointly or severally, whether or not the Claims, debts and liabilities are known or knowable by the Claimant or Interest holder; and it is further

         ORDERED that, except as otherwise expressly provided in, or permitted under, the Joint Plan, all Creditors and persons who have held, hold or may hold Claims or Interests that existed prior to the entry of this Confirmation Order, are permanently enjoined on and after the Effective Date against the: (i) commencement or continuation of any judicial, administrative, or other action or

ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION - PAGE 2 proceeding against any Debtor or the Reorganized Debtors or any of their non-debtor affiliates or subsidiaries on account of Claims against or Interests in the Debtors arising prior to the entry of this Confirmation Order; (ii) enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree, or order against any Debtor or the Reorganized Debtors or any of their non-debtor affiliates or subsidiaries, or any assets or property of same with respect to Claims arising prior to the entry of this Confirmation Order; or (iii) creation, perfection or enforcement of any encumbrance of any kind against any Debtor or the Reorganized Debtors or any of their non-debtor affiliates or subsidiaries arising from a Claim arising prior to the entry of this Confirmation Order. This provision does not enjoin the prosecution of any Claims that arise on or after the entry of this Confirmation Order; the determination of the Allowed Amount of any Claims that arose prior to the entry of this Confirmation Order by this Court; or any action to enforce the terms of the Joint Plan. Provided, however, that notwithstanding the above, the prohibitions in this paragraph shall not apply to any action undertaken by or on behalf of the United States, or any of its agencies and departments, against non-debtor affiliates or subsidiaries of any Debtor or the Reorganized Debtors; and it is further

         ORDERED that the Reorganized Debtors shall not be liable for any obligation, liability or claim, whether reduced to judgment, matured or unmatured, liquidated or unliquidated, fixed or contingent, secured or unsecured, legal or equitable, existing prior to the Petition Date or related to the Joint Plan or its implementation and consummation, except as otherwise expressly provided herein or in the Joint Plan; and it is further


ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION - PAGE 3

         ORDERED that, as provided in Section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtors at any time obtained, to the extent such judgment relates to a claim discharged pursuant to this Order, the Joint Plan, or the Bankruptcy Code; and it is further

         ORDERED that, except as otherwise provided in the Joint Plan, Confirmation of the Joint Plan shall vest all of the property of the Debtors into the Reorganized Debtors, free and clear of all claims, liens and interests of any party as of the Confirmation of the Joint Plan; and it is further

         ORDERED that all matters and actions provided for under the Joint Plan involving the corporate structure of the Debtors or Reorganized Debtors or corporate action to be taken by or required of any Debtor, the Reorganized Debtors, or their affiliates shall be deemed to have occurred and be effective as provided herein, and shall be deemed to be authorized and approved in all respects without any requirement for further action by the stockholders or directors of any Debtor or the Reorganized Debtors. Specifically, all amendments to the Certificates of Incorporation and By-laws of any Debtor or the Reorganized Debtors pursuant to the Joint Plan and all other corporate action on behalf of any Debtor or its affiliates or the Reorganized Debtors or its affiliates, as may be necessary to put into effect or carry out the terms and intent of the Joint Plan and the Orders and decrees entered in this Chapter 11 Case, may be, at the option of the Reorganized Debtors, effected, exercised and taken without further action by the directors or stockholders of any Debtor or the Reorganized Debtors, as applicable, with like effect as if effected, exercised and taken by unanimous action of the directors and stockholders of the Debtor or the Reorganized Debtors, as applicable, as contemplated by
Section 303 of the Delaware General Corporation Law or any similar law; and it is further


ORDER CONFIRMING SECOND AMENDED JOINT PLAN OR REORGANIZATION -- Page 4

         ORDERED that the Debtors and/or the Reorganized Debtors and their respective directors, officers, agents, and representatives are hereby authorized, empowered and directed, pursuant to Section 1142(b) of the Bankruptcy Code to execute and deliver such documents as are necessary or appropriate to implement and consummate the Joint Plan and this Confirmation Order including (a) the execution of a promissory note as set forth in the Joint Plan in a principal amount equal to the Lenders' Collateral Value determined by this Court to be $250 million, and (b) any necessary modifications of existing financing statements or security documents necessary to make said existing documents consistent with the provisions of the Joint Plan and the new promissory note. The Court specifically orders that the apparent inconsistency between the Disclosure Statement and the Joint Plan with respect to the continuation of a credit agreement is resolved in favor of the Joint Plan such that no credit agreement shall be required in connection with the implementation of the treatment for Class 2; and it is further

         ORDERED that all approvals and consents of the holders of Interests, and officers and directors of the Debtors, as may be necessary to implement, consummate and carry out the Joint Plan and the actions authorized by the Joint Plan and this Confirmation Order be, and they hereby are, deemed made or done; and it is further

         ORDERED that within ten (10) days after the date of the entry of this Order, the Debtors shall mail or cause to be mailed to all Creditors who have filed a Proof of Claim in this case through the Bar Date (provided such claims have not previously been disallowed), parties who have filed a Notice of Appearance, parties to rejected leases or executory contracts and all other parties listed on the Debtors' Master Service List, notice of entry of this Order; and it is further


ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION - PAGE 5

         ORDERED that this Court shall retain jurisdiction over matters incident to implementation and consummation of the Joint Plan, this case and related matters, proceedings and issues to the fullest extent authorized by the Bankruptcy Code; and it is further

         ORDERED that if any provision of this Order is invalidated or otherwise reversed on appeal, it shall not affect any other provision hereof, and the remaining provisions of this Order shall remain valid and in full force and effect.

         SIGNED this __ day of ___________, 2003.


                                           /s/ GEORGE C. PAINE, II  MAY 23, 2003
                                           -------------------------------------
                                           HONORABLE GEORGE C. PAINE, II
                                           UNITED STATES BANKRUPTCY JUDGE

SUBMITTED FOR ENTRY:

HANCE SCARBOROUGH WRIGHT
 GINSBERG & BRUSILOW, LLP
Frank J. Wright
C. Ashley Ellis
14755 Preston Road, Suite 600
Dallas, Texas 75254
(972) 788-1600
(972) 702-0662 - fax

and

MENDES & GONZALES, PLLC

By: /s/ Robert J. Mendes
    --------------------
    Robert J. Gonzales
    Robert J. Mendes

120 30th Avenue North, Suite 1000
Nashville, TN 37203
(615) 846-8000
(615) 846-9000 - fax

ATTORNEYS FOR DEBTORS
I:\6300a\6341\PLAN\Confirmation Order - Final.wpd

ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION - Page 6